Exhibit 5.1


                            February 10, 1998


United States Filter Corporation
40-004 Cook Street
Palm Desert, California  92211

Ladies and Gentlemen:

      We are counsel to United States Filter Corporation (the "Company") and we have acted as counsel for the Company in connection with the preparation of the Form S-8 Registration Statement to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 1,119,421 shares of the Company's common stock, par value $.01 per share (the "Shares"), which are to be issued from time to time to certain officers and employees of the Company and its affiliates in connection with the exercise of options (the "Options") to purchase shares of the Company's Common Stock granted under the terms of The KSI, Inc. 1996 Key Employees Stock Option Plan, The Kinetics Group, Inc. 1997 Key Employees Stock Option Plan, The Kinetics Group, Inc. 1997 Stock Option Plan, and twelve option agreements dated July 1, 1995 (the "Plans").

      We have examined the originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the Plans and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

      Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued upon exercise of the Options pursuant to the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                          Very truly yours,

                                          /s/ Kirkpatrick & Lockhart LLP
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                                          KIRKPATRICK & LOCKHART LLP